AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
INTERMOUNTAIN COMMUNITY BANCORP
ARTICLE I
Name Of The Corporation
The following Amended and Restated Articles of Incorporation are executed by the undersigned, an Idaho corporation:
The name of this Corporation is “Intermountain Community Bancorp.”
ARTICLE II
Authorized Shares
The total authorized capital stock of the Corporation is Four Hundred One Million (401,000,000) shares, of which Three Hundred Million (300,000,000) shares shall be voting common stock, with no par value (“Voting Common Stock”), One Hundred Million (100,000,000) shares shall be non-voting common stock, with no par value (“Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”), and One Million (1,000,000) shares shall be preferred stock, with no par value.
Section 1.    PREFERRED STOCK. The preferred stock may be divided into and issued in one or more series. The Board of Directors is hereby authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors. The Board of Directors by vote of a majority of the whole Board is expressly authorized to adopt such resolution or resolutions and issue such stock from time to time as it may deem desirable.
Section 2.    FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A. There is hereby created out of the authorized and unissued shares of preferred stock of the corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”), which series shall have no par value per share and shall have such rights, voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth on the Certificate of Designations attached to these Articles of Incorporation and incorporated herein. The authorized number of shares of Designated Preferred Stock shall be 27,000.
Section 3.    MANDATORILY CONVERTIBLE CUMULATIVE PARTICIPATING PREFERRED STOCK, SERIES B. There is hereby created out of the authorized and unissued shares of preferred stock of the corporation a series of preferred stock designated as the “Mandatorily Convertible Cumulative Participating Preferred Stock, Series B” (the “Series B Preferred Stock”), which series shall have a liquidation preference per share of $0.01 and shall have such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as set forth on the Certificate of Designations attached to these Articles of Incorporation and incorporated herein. The authorized number of shares of Series B Preferred Stock shall be 864,600.
Section 4. NON-VOTING COMMON STOCK: Except as set forth in Article XII, the Non-Voting Common Stock shall in all respects carry the same rights and privileges as Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the Corporation) and be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange or other similar transaction); provided, that if the Corporation shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, and provided further that no dividend payable in Voting Common Stock shall be declared on the Non-Voting Common Stock and no dividend payable in Non-Voting Common Stock shall be declared on the Voting Common Stock, but instead, in the case of a stock dividend, each class of Common Stock shall receive such dividend in like stock.
ARTICLE III
Duration of Corporate Existence
The corporate existence of this Corporation is perpetual.
ARTICLE IV
Corporate Purposes
The Corporation may engage in any and all activities authorized for a bank holding company and its subsidiaries under The Bank Holding Company Act of 1956, as amended (12 USC 1841 et. seq.), and regulations promulgated thereunder by the Federal Reserve Board and other regulatory authorities which have jurisdiction over the activities of bank holding companies and their subsidiaries. Subject to any limitations imposed by the Bank Holding Company Act of 1956, as amended, the Corporation may also engage in any and all activities authorized for an Idaho corporation pursuant to The Act.
ARTICLE V
Board of Directors
Section 1.    NUMBER, CLASSIFICATION, TERM AND ELECTION OF DIRECTORS: The Board of Directors shall consist of not less than five (5) nor more than fifteen (15) members, the exact number to be fixed and determined from time-to-time by resolution of the Board of Directors. Except as otherwise provided herein, all directors shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.
In the event that the number of directors is fixed at nine (9) or more, then the directors shall be classified with respect to the time for which they severally hold office, into three classes: Class I, Class II, and Class III, which shall be as nearly equal in number as possible and shall be adjusted from time to time in the discretion of the Chair of the Board of Directors of the Corporation or the Board of Directors in order to maintain such proportionality.
In the event that the number of directors is fixed at nine (9) or more directors, then the directors shall be classified into classes by the Chair of the Board of Directors or the Board of Directors of the Corporation. Each director in Class I shall hold office for a term expiring at the annual meeting of shareholders held one year after his or her classification; each director in Class II shall hold office for a term expiring at the annual meeting of the shareholders held two years after his or her classification, and each director in Class III shall hold office for a term expiring at the annual meeting of shareholders held three years after his or her classification. Notwithstanding the foregoing provision of this Article V, each director shall serve until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation, or removal. At each annual meeting of shareholders beginning with the annual meeting following the classification of the Board of Directors, the successors to the class of directors whose terms shall expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors shall have been duly elected and qualified or until their earlier death, resignation, or removal. No decrease in the number of directors by amendment to these Articles shall have the effect of shortening the term of any incumbent director.
Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders’ meeting at which a quorum is present. Shareholders do not have the right to cumulate their votes when voting for the election of directors.
Section 2.    CERTAIN BOARD ACTIONS: When evaluating any offer of another party for a tender or exchange offer for any equity security of the Corporation, or any proposal to merge or consolidate the Corporation with another corporation, or to purchase or otherwise acquire all of substantially all of the properties and assets of the Corporation, the directors of the Corporation may, in determining what they believe to be in the best interests of the Corporation and its shareholders, give due consideration to the social, Legal, and economic effects on employees, customers, and suppliers of the Corporation and its subsidiaries, and on the communities and geographical areas in which the Corporation and its subsidiaries operate, the economy of the state and the nation, the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests maybe best served by the continued independence of the Corporation and other relevant facts.
Section 3.    REMOVAL FOR CAUSE: The shareholders of the Corporation may remove one or more directors in the midst of the director’s term only for “cause.” A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director. For the purposes of this Article V, “cause” shall be defined as:

(1)	receipt of a financial benefit to which he or she is not entitled;

(2)	an intentional infliction of harm to the Corporation or its shareholders;

(3)	a violation of § 30-1-833, Idaho Code in effect as of the date these Articles are filed or as may be subsequently amended; or

(4)	an intentional violation of criminal law.
Section 4.    VACANCIES: Subject to applicable statutes and regulations regarding director approval by regulatory authorities having jurisdiction over the activities of the Corporation and its subsidiaries, any vacancy occurring in the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. A director elected to fill a vacancy shall hold office for the unexpired portion of the term of the director whose position shall be vacant and until his or her successor shall be elected and qualified.
Section 5.    ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article V may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds (2/3) of all votes entitled to be cast on the matter.
ARTICLE VI
Exemption From Personal Liability
Section 1.    ELIMINATION OF LIABILITY: No director of the Corporation shall be personally liable to the Corporation or its shareholders, for monetary damages for conduct as a director, provided, however, that this Article VI shall not eliminate or limit the liability of a director for:

(1)	the amount of a financial benefit received by a director to which he or she is not entitled;

(2)	an intentional infliction of harm on the Corporation or the shareholders;

(3)	a violation of § 30-1-833, Idaho Code in effect as of the date these Articles are filed or as may be subsequently amended; or

(4)	an intentional violation of criminal law.
Section 2.    SUBSEQUENT STATUTORY AMENDMENTS: If Idaho law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Idaho law as so amended.
Section 3.    ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article VI may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds (2/3) of all votes entitled to be cast on the matter. Further, no amendment to or repeal of this Article VI shall apply to or have any effect upon the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions which occurred prior to such amendment or repeal.
ARTICLE VII
No Preemptive Rights
All shares of stock of this Corporation shall be without preemptive rights.
ARTICLE VIII
Indemnification and Advancement of Expenses
Section 1.    INDEMNIFICATION: To the fullest extent permitted by The Act, the Corporation shall indemnify any director or officer of the Corporation made a party to a proceeding because the person is a director or officer of the Corporation against liability incurred in that proceeding; provided, however, no indemnification pursuant to this Section 1 shall indemnify any director from or an account of:

(1)	receipt of a financial benefit to which he or she is not entitled;

(2)	an intentional infliction of harm on the Corporation or its shareholders;

(3)	a violation of § 30-1-833, Idaho Code in effect as of the date these Articles are filed or as maybe subsequently amended; or

(4)	an intentional violation of criminal law.
Section 2.    ADVANCEMENT OF EXPENSES: The Corporation may, but shall not be required to, pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding to the fullest extent permitted by The Act, and in particular § 30-1-853, Idaho Code in effect as of the date these Articles are filed or as may be subsequently amended.
Section 3.    CERTAIN DEFINITIONS: For purposes of this Article VIII, the terms “corporation, director, disinterested director, expenses, liability, official capacity, party and proceeding” shall have the meaning given to them in § 30-1-850, Idaho Code as in effect as of the date these Articles of Incorporation are filed or as maybe subsequently amended.
Section 4.    INSURANCE: The Corporation may purchase and maintain insurance on behalf of any person who is a director or officer of the Corporation or one of its subsidiaries or is serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity against liability asserted against or incurred by that person in such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify that person against the same liability under the provisions of this Article VIII or under applicable Idaho law.
Section 5.    PURPOSE AND EXCLUSIVITY: The indemnification referred to in the various subsections of this Article VIII shall be deemed to be in addition to and not in lieu of any other rights to which those indemnified may be entitled under any statute, specifically but without limitation § 30-1-850 through 30-1-859, Idaho Code in effect as of the date these Articles are filed, or as may be subsequently amended, rule of law or equity, agreement, vote of the shareholders or Board of Directors or otherwise. The Corporation is authorized to enter into agreements of indemnification. The purpose of this Article VIII is to augment the provisions of applicable Idaho law dealing with indemnification.
Section 6.    SEVERABILITY: If any of the provisions of this Article VIII are found, in any action, suit or proceeding, to be invalid or ineffective, the validity and the effect of the remaining provisions shall not be affected.
Section 7.    ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article VIII may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds (2/3) of all votes entitled to be cast on the matter.
ARTICLE IX
Merger Vote
Section 1.    REQUIRED SHAREHOLDER VOTE: In order for a Plan of Merger or Share Exchange that would result in a Change in Control (as defined below) of the Corporation to be approved, the holders of two-thirds (2/3) of the Corporation’s shares entitled to vote must vote in favor of the plan.
“Change in Control” means any transaction in which the Corporation merges into or consolidates with another entity, or merges another entity into the Corporation, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of the Corporation’s voting securities immediately before the merger or consolidation.
Section 2.    ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article IX may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds (2/3) of all of the votes entitled to be cast on the matter.
ARTICLE X
Shareholder Meeting Provisions
Any action required or permitted to be taken by the shareholders of this Corporation must be effected at a duly called annual or special meeting of such shareholders and may not be effected by any consent in writing by such shareholders. At any annual meeting or special meeting of shareholders of this Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the Bylaws of this Corporation.
ARTICLE XI
Amendments
Section 1.    AMENDMENTS TO ARTICLES BY SHAREHOLDERS: Except as otherwise provided by The Act or by these Articles, no amendment, addition, alteration, change or repeal of these Articles shall be made, unless such is first proposed by the Board of Directors of the Corporation and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change or repeal so acted upon, shall be effective upon filing in accordance with statutory and regulatory procedures.
Section 2.    AMENDMENTS TO ARTICLES BY BOARD OF DIRECTORS: To the extent permitted by The Act, the Board of Directors may amend the Articles by resolution adopted by a majority of the directors, so long as its Articles, as amended, contain only such provisions as might lawfully be contained in original Articles at the time of making such amendment.
ARTICLE XII
Certain Voting Provisions
Section 1. VOTING COMMON STOCK: Each holder of Voting Common Stock, as such, shall be entitled one vote for each share of Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote; provided, however, that except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to these Second Amended and Restated Articles of Incorporation (including any Certificate of Designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Articles of Incorporation (including any Certificate of Designation of any preferred stock) or under the Act.
Section 2. NON-VOTING COMMON STOCK: The holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for herein. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Voting Common Stock or Non-Voting Common Stock, voting separately as a class, as the case may be, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of this Second Amended and Restated Articles of Incorporation that adversely affects the powers, preferences or rights of the Voting Common Stock or Non-Voting Common Stock, respectively, contained herein in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the other class of Common Stock.
ARTICLE XIII
Conversion
Any holder of Voting Common Stock may at any time and from time to time elect to convert any number of shares of Voting Common Stock then held by such shareholder into an equal number of shares of Non-Voting Common Stock with the prior approval of the Board of Directors acting in its reasonable discretion. Any holder of Non-Voting Common Stock may convert any number of shares of Non-Voting Common Stock into an equal number of shares of Voting Common Stock, but only if such conversion is simultaneous with or following (i) a transfer that is part of a widely distributed public offering of Voting Common Stock, (ii) a transfer that is part of a private placement of Voting Common Stock in which no one party acquires the rights to purchase in excess of 2% of the Voting Common Stock then outstanding, (iii) a transfer of Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering, (iv) following a widely distributed public offering, a transfer of Voting Common Stock not requiring registration under the Securities Act of 1933, as amended, in reliance on Rule 144 thereunder in which no one party acquires in excess of 2% of the Voting Common Stock then outstanding or (v) a transfer to a person that would control more than 50% of the “voting securities” of the Corporation as defined by the Board of Governors of the Federal Reserve System without giving effect to such transfer (collectively, the “Conversion Conditions”). If the Corporation ceases to be a bank holding company or ceases to control any depository institution it had acquired, then the Conversion Conditions shall lapse and any holder of Non-Voting Common Stock may convert such shares of Non-Voting Common Stock into Voting Common Stock without limitation as described herein. Until presented and surrendered for cancellation following such conversion, each certificate representing shares of Voting Common Stock or Non-Voting Common Stock, as applicable, in respect of which a conversion election has been made and, if required, approved in accordance with the previous sentence shall be deemed to represent the number of shares of Voting Common Stock or Non-Voting Common Stock, as applicable, into which such shares have been converted, and upon presentation and surrender of such certificate the holder thereof shall be entitled to receive a certificate for the appropriate number of shares of Voting Common Stock or Non-Voting Common Stock, as applicable. Upon a conversion pursuant to this Article XIII, each converted share of Voting Common Stock or Non-Voting Common Stock, as applicable, shall be retired. The Corporation shall from time to time reserve for issuance the number of shares of Non-Voting Common Stock into which all outstanding shares of Voting Common Stock may be converted, and shall reserve for issuance the number of shares of Voting Common Stock into which all outstanding shares of Non-Voting Common Stock may be converted.
Executed this 25TH day of July 2012.

By:    /s/ Curt Hecker

                            Curt Hecker, President and CEO